Exhibit 99.2

COLLABRX, INC.

Moderator:  Thomas Mika
August 14, 2014
5:00 p.m. ET

Moderator	Good day, everyone. Welcome to the CollabRx First Quarter Fiscal 2015 Financial Conference Call and Business Update. Today's call is being recorded. Please note that a recording of this conference call will be made available two hours after the completion of the call, and it will be available for one year via the Web using the link referenced in the companies logistics announcement of July 31, 2014, the financial press results press release of today, as well as the company's website.

Please also note the important safe harbor statement that should be taken into consideration when listening to comments that will be made on this call.  Except for historical information, matters discussed on this call are forward-looking statements.  Such forward-looking statements are subject to certain risks and uncertainties including, but not limited to, industry conditions, economic conditions, acceptance of new technology, the growth of target markets, as well as other risks.

Actual operations and financial results may differ materially from the company's expectations as a result of these factors or unanticipated events.  Specifically, we refer you to the risks and uncertainties as set forth in the company's periodic filings with the Securities and Exchange Commission.

At this time, I would like to turn the call over to Mr. Thomas Mika, CollabRx chairman and CEO.  Mr. Mika, please go ahead.

T. Mika	Thank you. Good afternoon, and welcome to the CollabRx first quarter 2015 investor conference call. Luisa Fonseca, our corporate controller, will be covering the financial portion of this call, and she will turn it back to me for the business update. Following my review of the quarter, we will open up the call for questions.

We were unable to hold a conference call last quarter due to the follow-on public offering of common stock that we completed in June, so my remarks today will cover the progress and challenges that we have encountered since my last call in February of this year.  We have made significant progress though in defining our role as one of helping both oncology physicians and those patients with advanced cancer navigate the complex and rapidly changing world of treatment planning.

We signed agreements with several diagnostic labs for our genetic variant annotation service, and we launched our mobile app for physicians at the American Society of Clinical Oncology meeting at the end of May.  I'll be addressing our progress on these and other fronts as well as the challenges we have encountered, after Luisa reviews the financial results for the quarter.  Luisa?

L. Fonseca	Thank you, Tom. CollabRx reported a total of $64,000 of revenue for the first fiscal quarter of 2015. This compares to $270,000 in the same quarter one year ago, with the majority of that revenue consisting of fee-for-service revenue from Life Technologies Inc. Revenue during the last quarter, which was also the last quarter of our fiscal year 2014 was $81,000.

Gross margin for the quarter was 72%, reflecting our minimum level of cost related to the amortization that was recorded against relatively low revenues.  Operating expenses totaled $1,316,000 for the quarter, of which $1,161,000 was a cash expense.  This compares to $961,000 in operating expenses in the same quarter in the prior year, of which $818,000 was cash.

This quarter's cash expenses were higher than our normal range of $1 million due to an increase in G&A expense related primarily to seasonal factors including audit fees for year end and corporate tax payments to Delaware.  The operating loss for the quarter was $1,270,000 compared to $709,000 in the same quarter one year ago.

Our net loss was $1,248,000, or $0.61 per share, compared to a loss of $797, or $0.41 per share, in the same quarter last year.  Intangible assets and goodwill related to the acquisition are notable assets on our balance sheet.  These assets are reduced in value either through amortization or impairment.  No charges for impairment of intangibles or goodwill were recorded in the periods presented.

Out of our current liabilities of $633,000, accounts payable and accrued expenses represent $276,000 with the balance and accrued compensation blank deferred revenue.  The deferred revenue of $187,000 will be recognized in the coming three quarters.  The deferred tax liability reported on our balance sheet of $479,000 is reduced through amortization of approximately $20,000 per quarter with no effect on cash.

The only significant liability otherwise is a promissory note due back to the sellers in the amount of $500,000 plus accrued interest of $11,000.  We ended the quarter with $2.1 million in cash and cash equivalents compared to $1.4 million in cash at the end of March 2014, which was the end of our last fiscal year.  During the quarter, we completed a follow-on public offering of common stock at $2 per share, resulting in gross proceeds of $1,827,000.

In connection with the offering, the company issued 913,500 shares of common stock plus warrants to the underwriter for the purchase of an additional 27,405 shares at $2.50 per share.  CollabRx's total shares outstanding are just under 3 million, and fully diluted is approximately 3.9 million.  The 900,000 shares not yet counted in our TSO include approximately 120,000 non price-protected warrants and approximately 800,000 shares in the form of options or blank held by employees, board members, and consultants.

I'll turn the call back to Tom Mika now, CollabRx's chairman and CEO, for a discussion of the strategic and tactical aspects of our business.

T. Mika	Thank you, Luisa. I would first like to review the accomplishments made since my last call, focusing on those within the first quarter. I'll then turn my attention to the challenges, especially those related to revenue. Following our agreement with Quest Diagnostics, which was announced last November, we entered into several additional agreements with other diagnostic and specialty laboratories for our genetic variant annotation service.

These include CellNetix, a major regional pathology lab in the Pacific Northwest; the Jackson Laboratory, an NCI-designated comprehensive cancer center operating in both Maine and at the University of Connecticut in Farmington, Connecticut; and an agreement with Genoptix, a specialty lab that is a wholly-owned subsidiary of Novartis.

We completed an agreement with Affymetrix, an industry leader in genomic analysis.  The agreement calls for us to optimize our GVA service in connection with Affymetrix's platforms.  The data included in the GVA will be useful to all platforms used for analyzing gene copy-number variation or CNV.  Copy number variation, along with gene sequencing for the detection of variance, are two principal analytic methods in genomic testing that are useful in cancer treatment planning.

New commercial and clinical research customers for the company are opening up due to the significant extension of our GVA database.  We launched CancerRx.  This innovative mobile app combines the company's groundbreaking and popular therapy finder decision support tools in oncology with MedPage Today's oncology-related news feed.

Strategically planning our launch to coincide with the May ASCO meeting in Chicago, we are pleased to say that we had more than 10,000 downloads of the app in the week following the meeting across a variety of medical disciplines and also among consumers.  We experienced over 1,600 unique visitors during the week and have received a five-star rating on the Apple App Store.

The majority of the downloads during that week were from healthcare professionals in cancer, so that number represents about 20% to 25% of all healthcare professionals in the field of oncology.  There is no other app and I know of that includes expert-guided, beyond "standard of care" therapeutic options, drugs, and clinical trials for advanced cancer patients.  I encourage everyone to download this app from the App Store with the CancerRx designation, register for it, and see for yourself how innovative and groundbreaking it truly is.

Also at the ASCO meeting we accepted an opportunity to present an abstract of a research project done in collaboration with clinical researchers at the University of Chicago Medical Center and the University of Wisconsin.  The project reinterpreted the findings of several dozen FoundationONE reports using the CollabRx GVA to identify therapeutic options not evident from the original Foundation medicine reports for a cohort of esophageal cancer patients.  This demonstrated the superior database and reporting capability of the GVA when used in planning the treatment of patients with advanced cancer.

In terms of management, we assembled more talent and experience on our team.  Dr. Paul Billings, a nationally recognized expert on genomic and precision medicine joined our board of directors.  A board-certified internist and clinical geneticist, Dr. Billings has spent his career devoted to improving patient care by expanding the use of medically relevant genomic technologies in clinical settings.  Most recently he served as the chief medical officer of Life Technologies, which was acquired by Thermo Fisher Scientific in March 2014.

Currently,  Dr. Billings serves in multiple roles in industry and government, including as executive chairman Melanoma Diagnostics and director of Trovagene, DecisionQ, and Pax Neuroscience.  Notably, Dr.  Billings also currently serves on the scientific advisory board of the FDA, the genomic medicine advisory committee at the Department of Veterans Affairs, and the National Academy of Sciences Institute of Medicine's Roundtable on Genomics.

We also made a significant addition to our staff in March by appointing Clifford Baron as vice president and chief operating officer.  Prior to joining CollabRx, Dr. Baron held a variety of positions at Accelrys, including director of biology product marketing, director of business development, and director of professional services.  He found LexiGraphix, a strategy consultancy serving biotechnology startups with an innovative, web-based system to analyze intellectual property assets.

Prior to that, he was senior director of global solutions for Applied Biosystems now part of Life Technologies /Thermo Fisher.  Clifford's presence was felt immediately.  He's made major contributions to our efforts.

Now to the challenges— when we launched our genetic variant annotation service last year, we were the first company to offer to diagnostic labs a scalable information service that focused solely on the interpretive and reporting aspects of the genetic testing workflow.  The need for our GVA service is there.  Why?  Because generally speaking operating labs do not have the capability to accumulate, manage, maintain, and update the body of knowledge that is essential to linking the results of complex genetic tests and cancer, like the FoundationOne test, with potential therapies.

Upon our launch, our value proposition was clear, but our business model wasn't proven.  So time was spent demonstrating our value with the decision-makers at several labs.  As with anything, there is a natural selling process that evolves.  With study conviction for our mission, during the past year we have proven several times over that laboratories will pay for the information that we provide, as it fulfills an important need.

The management at these labs recognizes that we can fill a key requirement by significantly shortening their time to market for their test and by adding significant value to the test development process.  Several labs, including major ones, have signed on to a standard SaaS-based services agreement, proving our business model.  Our SaaS-based business model presents two key important aspects to end-users: First, the pay-as-you-go aspect of paying for the service when it is needed and used and second the concept of the per test fee.

Pay-as-you-go lowers the initial investment that a lab would have to make to use our service and makes the decision more convenient and buyer friendly.  The concept of the per test fee preserved the upside potential for CollabRx, giving us an opportunity to share in what we anticipate will be a massive growth opportunity.

This is essentially an OEM model, which is typical of many industries.  Its advantages are well known.  Labs represent a ready-made and identifiable customer base.  We sell our information service directly to labs that in turn sell their test products to physicians and hospitals and clinics all over the country.  By adopting this model, we avoid the large direct costs that are associated with a marketing and sales effort.

We have a defined and reachable market in the form of a small number of laboratories across several market segments.  This is the principal advantage of an OEM business model.  By not being a lab ourselves, we also avoid the investment required to actually design, validate, and launch a genetic test in the cancer space.

The principal disadvantage of an OEM business model is that we become dependent on the ability of our customers to successfully launch their products that use our service within a predictable timeframe.  Being once removed from directly selling to physicians and hospitals and clinics is a major challenge that makes the modeling of our own revenues from this product line extremely challenging.

Still we are confident in knowing that our underlying market is growing rapidly and that we have a unique offering for our customers.  I need to be clear about what is going on with our customer base of laboratories.  First of all, we engage with potential customers at varying points in their product development cycle, which can cover 18 months to two years.

We have engaged with some labs early in their process and with others late in the process, so the signing an announcement of an agreement does not relate the same way every single time to the timing of when any particular lab will launch their diagnostic products and achieve volume sales in the market.

Second, there are secular issues that the diagnostic session sector is coping with that are outside the ability of a single company to overcome such as test reimbursement, regulation, and physician education.  So even though the market is growing rapidly, it is growing from a very small base.  We estimate that there were 50,000 to 60,000 multi-gene cancer tests performed in 2013 with about 25% of those being done by Foundation Medicine.  Of the remainder, the likely majority was performed in academic medical centers.

The reference labs, like Quest Diagnostics and LabCorp, and the specialty labs like CellNetix and Genoptix and others are just entering the market.  It is with these labs that CollabRx's value proposition is the strongest, and so they represent our top priority target market.  Even though there were relatively few multi-gene cancer tests performed by all diagnostic labs last year, that number is expected to double in 2014, and recent reports from Foundation Medicine confirm this.

In addition, the number of patients who might have benefited from such a test was on the order of one million, representing over half of all newly diagnosed cancer patients in the United States.  The penetration of the available market is very low at this stage largely because the market was arguably created by a single company with other labs now just catching up.

Let me put the upside potential for CollabRx into perspective against our target market.  Overall we believe we can achieve a significant market share through our OEM model over time on the order of 10% to 20% of all test blank.  We estimate that a single medium-sized specialty lab once up and running with a multi-gene cancer panel will do on the order of 5,000 to 10,000 tests per year, which translates to one-half million to one million dollars per year of revenue for CollabRx.

We only need four such customers to achieve cash breakeven, and I believe that we already have as current customers at least two such labs with this potential volume.  I'd also like to address revenues from our other major product line, our web-based therapy finders, and our mobile app, CancerRx.

The business model that we have adopted for these point-of-care products is to offer the apps free of charge to physicians who are the end-users of these decision-support products.  We know that our web-based therapy finders are used heavily by oncologists based on research that we have conducted with our online media partner MedPage Today.  Our MedPage Today deal has minimum revenue guarantees from shared advertising for the two therapy finders that are currently on MedPage Today's website.  We are recognizing this revenue accordingly in our financial statements.

Our mobile app, CancerRx, was launched in late May at ASCO with great success.  CancerRx hit 10,000 downloads one week after its launch.  This said, the revenue related to CancerRx will depend on how successful MedPage Today is at selling advertising and sponsorships on the mobile app.  We are working together on messaging and assisting them in discussions and negotiations with pharmaceutical companies and the pharmaceutical companies' ad agencies.

We are optimistic that these efforts will bear fruit since more and more physicians are downloading the app and using it more frequently, but today exactly when and by how much is very difficult to predict.  In March, we signed an addendum to our MedPage Today agreement which gave them the right to renew our agreement at the end of 2015 so long as the minimum revenue to CollabRx between now and then for advertising and data analytics was several millions of dollars.

I will be the first one to say that double-digit millions of dollars in advertising and sponsorship on a newly launched app is a stretch even for a company the size of Everyday Health.  It does give an indication of what both organizations believe the potential for this important product is.  Each of these factors that I just outlined are common to growth companies, and just like other growth companies those factors do affect our ability to accurately model our revenues and to predict the timing for reaching cash breakeven and profitability.

We can, however, assert that everything else is in place as we would like it to be.  We have a unique and valuable product and a strong base of customers and collaborators for those products.  We have an advisory network that is unrivaled even by the largest not-for-profit organizations in cancer.  Our knowledge base continues to grow and become more valuable over time.  Our robust software platform and test porting engine provides a scalable platform for our products.

We have a strong board and excellent management and engineering teams, and we operate in a market that is large and of interest to all and continuing to grow.  Few of us have not personally been touched by the hard decisions cancer care presents to individual patients, their families, and their physicians.  Over the near midterm, our revenues will increase as our customer labs increase the test volumes and MedPage Today achieves its traditional level of sales success with advertising and sponsorships for our mobile app.

We are working in a variety of ways to increase our distribution, build our brand among laboratories, and increase our visibility among pathologists practicing oncologists.  I look forward to announcing these projects throughout the next half of the fiscal year and beyond.  We have some good plans to push closer to working with our physician and patient end-users, which will give us more direct control of our destiny.

As such, we'll continue to tweak our business model while developing concepts for more services and products based on what we have developed so far.  Our underlying business model can build a sustainable business.  It simply needs more time to mature.  Each day I and the rest of the CollabRx team will continue to reach out to develop relationships with strategic investors, laboratories, medical professionals, the media, and the patient community who also believe in the potential for genomics to define personalized approaches to cancer treatment.

Thanks for your participation, and I'll turn it back to Rachel for questions from the audience.

Moderator	Thank you. (Operator instructions.). We'll go ahead and take our first caller. Please go ahead.

S. Rubis	Hi, this is Steve Rubis from Stifel. I'm the digital healthcare analyst. I'd like to ask you about the CancerRx-app and if there is an opportunity to go after additional indications as well other than oncology?

T. Mika	There are opportunities, particularly in hereditary disease, but we don't have any plans right now to do anything outside of oncology. If you download the app you'll note that we cover four major cancers, lung, colorectal, breast, and melanoma; and we have opportunities to add additional therapy finders for additional cancers including one that we are working on in a certain type of prostate cancer. We've got plenty to do in cancer, I think, before we would move to indications outside of oncology, but if we were to do so it would probably be into inherited diseases.

S. Rubis	Okay, thank you. Then are you able to work with other publishers or just MedPage Today?

T. Mika	Right now for the CancerRx product we are exclusive to MedPage Today through the end of 2015.

S. Rubis	Okay, then my last question is; are there synergies between the GVA business and sort of what you're doing with MedPage Today? Are they siloed businesses? Is that how we should think about them?

T. Mika	I would think about them today as essentially being siloed, but I'd like you to consider what we regard as being an essential problem with the reporting that's coming out of laboratories today, and that is that I believe that a number of community oncologists have expressed to us the almost incomprehensibility of the reports that are being done by labs. So we are working very hard to improve the clarity of the reports that we provide in working with our customer labs.

The other major issue that has been raised is the issue of treating all observed variants as being equal in importance, which is essentially what's done today in these reports.  So if you observe two or three alterations in a somatic cancer test in a particular patient, the question naturally becomes, "How do you prioritize those?"  We've been working on a methodology within our GVA which is evidence-based to prioritize those based on the strength of evidence.

You can imagine that at some point we would want to merge the decision trees that we have from the therapy finders into the GVA to allow for a more expert vetted approach to treatment planning that gives the end user—who is typically a pathologist or an oncologist at a hospital treating a patient—a clearer view and possibly an expert vetted view on what they should do and how they should prioritize treatments with patients with multiple aberrations.  So we think over time that those two products are going to merge.

S. Rubis	Great, thank you very much.

T. Mika	You're welcome.

Moderator	(Operator instructions.) We'll take our next caller. Please go ahead.

M. Chuck Lipson	Hi, Tom. This is Chuck Lipson. Obviously you have a good product. Obviously you fulfill a need in the marketplace. Obviously another company, Foundation Medical, gets a market valuation that's pretty incredible with a product that's similar to yours.

Could you take us through the Quest deal that you have, because that would seem to be your laboratory which, combined with your product, should be generating quite a bit in the way of future revenues?  So how does a relationship like that work going forward, and when does it start producing the revenues that we all hope it will?

T. Mika	I would say I don't think I want to focus specifically on Quest because our agreement with them is confidential, and we've agreed not to share the details of that. Quest is a formidable competitor in this market. They announced an agreement with Memorial Sloan Kettering Cancer Center. We still have an agreement with Quest.

I think that there is some view that the power of Memorial Sloan Kettering can help with both the marketing and the validation of their test results, but as a business model what we are seeing sort of across-the-board is that—and this doesn't apply just to Quest but it applies to other diagnostic companies—is that they were quite optimistic about their projections both for the number of tests and the time that it would take to get to market.

Clearly Foundation Medicine has done a great job of capturing attention and capturing a lot of value, and it's going to take some time for the strength of the individual labs who are offering these tests to reveal themselves in the market.  I have described previously, but in general what we charge for a test is between $75 and $100.

We go through a fairly long period of time though in which we're helping labs get tests out into the market, which they're often given away for free, frankly, in order to encourage use by physicians.  But I think you've got to look at the success of the specialty labs under the lens of the fact that—two things.

One is that Foundation Medicine was funded by venture capitalists specifically to deploy NGS technology in the cancer space, and they are characteristically different than an operating company that is looking at the level and time of investment that it's going to take to compete with Foundation Medicine.  So the projected volumes that we are seeing from some of our customers are much lower—or I should say that the actual volumes that we are seeing on the test side are actually much lower than what they anticipated, but we are seeing a steady increase, and we expect them eventually to achieve some significant market position.

There are other labs that I mentioned on my comments today that haven't even launched yet.  They're still in the process.  They're planning on launching next year in 2015.  So that's the challenge, which is to try to predict what our revenue is going to be and to make sure that we have sufficient runway.

Mr. Lipson	Let me try to put it a different way. We have a market cap of under $5 million with $2 million in cash. Foundation has $500 million, $600 million. Quest has a laboratory, and to create a foundation they basically would have it I would guess pretty much with just adding your product since they already have the laboratory and the tests there.

Why at some point wouldn't some company look at you and say, "We can create the Foundation Medical, and whatever the difference is between $5 million and $500 million or $600 million," and just acquire you?  Is it something in your test that—in your reporting that they don't have quite the confidence in yet that they have in Foundation Medical's reporting, or why wouldn't—I guess why blank holding it up so long?

T. Mika	So Chuck, all the analyst reports on Foundation Medicine will clearly identify that Foundation Medicine has a first-mover advantage.. So they moved into this market a couple of years ago with the FoundationONE test. Those physicians, physicians primarily in academic medical centers, have been using that test, and so they—Foundation Medicine set a standard, and every other labs that wants to compete in some way against Foundation Medicine in this space is going to have to meet or exceed that standard.

All of our customers believe in our ability to provide what it is we provide, which is the data and the knowledge that allows for the interpretation of these test results.  That's an important piece, and every one of these labs has confidence that we can do that.  But they are largely setting their own direction and setting their own strategies.  Not all of them are saying, "We're going to go compete head to head with Foundation Medicine," because frankly not all of them have $140 million from Google or Kleiner Perkins to go and do that.  So that has to do with market penetration.

Mr. Lipson	But certainly the Quests and the LabCorps of the world aren't going to cede this piece to Foundation and just say, "Oh, it's your market." Somebody's going to want to challenge Foundation.

T. Mika	I believe that those companies are preparing to do that. Quest Diagnostics launched its OncoVantage test, which is a hotspot cancer panel which is out there and available in the market. We inform that test, so they have to decide how much power they're going to put behind the marketing of that test. That is true of each one of the specialty labs that we deal with.

So to answer your question about why not acquire us, well we're not necessarily for sale.  We certainly haven't said that we were for sale.  What we have said is that we would like—particularly customers whom we deal with on a regular basis—to make investments in us, strategic investments in us, and we've got conversations going on but we haven't completed them yet.

But we are also looking for investors who have a longer-term view of what the market potential is, but I can tell you that in the diligence that we have gone through with—in all types of investors—that our customers stand up and are willing to say that the content that we provide and the ability to handle volumes of tests are there, and they back us every time.  So we just have to work through this process.

What's most difficult for me to understand is how much the market and investors have changed since 2008.  There is very, very little tolerance for companies that cannot model their revenues and tell investors exactly what quarter they're going to achieve breakeven no matter how great the product is.  I think that's why I've got a $1.50 stock price now.  The lack of vision is astounding.

Mr. Lipson	Well part of it is that you perpetually—and I'll go back in queue or something—but you're perpetually over the barrel. In essence, investors are giving you no respect to raise the money given your cash burn, but you just backed under the barrel again. I mean, it's too hard to go to the public markets at this valuation.

T. Mika	No one knows that and lives that more than I do every day.

Mr. Lipson	So going with some corporation, maybe pitting LabCorp against Quest against some of the others might be somebody—something you might want to try.

T. Mika	Believe me, is not out of the scope of what I've been discussing with my board of directors, and we are making those efforts.

Mr. Lipson	Okay, I wish you good luck. Thank you.

T. Mika	Thank you very much, Chuck. Thanks for your support.

Moderator	At this time there are no remaining questions in the queue. Tom?

T. Mika	Great. Thank you very much, and thank you all for joining us today. I wanted to remind you that we have an annual meeting of the stockholders that will take place at the offices of Goodwin Procter, our attorneys in Menlo Park, on Thursday, September 25, 2014.

You should be receiving a proxy and voting notices soon.  Please take the time to vote, and if you have any questions about the proposals please do not hesitate to contact me.  Thank you very much.

Moderator	This will conclude our conference. Thank you for joining us.

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